Exhibit 99

              Dillard's, Inc. Reports March Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 6, 2006--Dillard's, Inc. (NYSE: DDS) ("Dillard's" or the "Company") announced today that sales for the five weeks ended April 1, 2006 were $632,608,000 compared to sales for the five weeks ended April 2, 2005 of $636,579,000. Total sales decreased 1% for the five-week period. Sales in comparable stores were unchanged on a percentage basis.
    Sales for the nine weeks ended April 1, 2006 were $1,276,956,000 compared to sales for the nine weeks ended April 2, 2005 of $1,290,070,000. Sales decreased 1% for the nine-week period in both total and comparable stores.
    During the five weeks ended April 1, 2006, sales were significantly above the average company trend in the Western region. Sales were slightly below trend in the Eastern region and below trend in the Central region.
    During the five weeks ended April 1, 2006, sales of lingerie and accessories, shoes, decorative home merchandise and furniture significantly exceeded the Company's average sales performance for the period. Sales of children's and juniors' apparel were significantly below trend.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.



    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965